EXHIBIT 46



                     IN THE COURT OF COMMON PLEAS
                         CUYAHOGA COUNTY, OHIO


FIRST UNION REAL ESTATE          )    CASE NO. 347063
EQUITY AND MORTGAGE              )
INVESTMENTS,                     )
                                 )
               Plaintiff,        )    JUDGE TIMOTHY J. McGINTY
                                 )
          v.                     )    DEFENDANTS' AND
                                 )    COUNTERCLAIMANTS' MOTION
GOTHAM PARTNERS, L.P., et al.,   )    FOR PRELIMINARY INJUNCTION
                                 )
               Defendants and    )
               Counterclaimants. )


     Last Friday, this Court ruled that all shareholders of First Union Real Estate Equity and Mortgage Investments ("First Union" or the "Trust") "should have a fair opportunity to decide the direction of their corporation at the April 14, 1998 annual meeting." Judgment Entry of March 27, 1998 ("Judgment") at 13. Unchastened by the Court's ruling that First Union management has been acting to entrench itself rather than to protect First Union and its REIT status, First Union is continuing on its course of ignoring its own Declaration of Trust ("Declaration") and impeding its shareholders' electoral rights. First Union's reaction to the Judgment was swift and shocking. It immediately issued a press release, in which Chief Executive Officer James Mastandrea implied that the Judgment was a nullity, stated that continued litigation was necessary to reach a "real decision" on the issues in the case, and stated that all the issues determined by this Court would "have to be reconsidered in the pending federal case." Exhibit A.

     In the same release, First Union announced that it was purporting to delay the April 14 meeting and to reset the record date for determination of shareholders entitled to vote at that meeting. Consistent with First Union's desire to sow confusion and disarray in the electoral process, it failed to disclose even the meeting and record dates as reset.

     These attempts at delay are lawless. First, there is no provision in First Union's Declaration or By-Laws that authorizes such a postponement. The Declaration provides: "Annual meetings of the Beneficiaries shall be held at 2:00 p.m. Eastern Standard time on the second Tuesday of the fourth
month  following  the  end of  each  fiscal  year . . . ."   Decl.  ss. 7.1
(emphasis added). Under this provision, the annual meeting for 1998 must be held on April 14.(FN1) See State ex Carpenter v. Kreutzer, 100 Ohio St. 246, 126 N.E. 54 (1919) Second, this action was undertaken with the improper purpose of frustrating the desire of Gotham Partners, L.P. and Gotham Partners, II, L.P. (together, "Gotham") and other First Union shareholders to vote to change the leadership of First Union. Thus, the Court should issue an order preliminarily restraining First Union and those acting in concert with it, including its Trustees and officers, from taking any steps to delay the conduct of the annual meeting on April 14 or to change the record date for determining shareholders entitled to vote at that meeting.

---------------------------
[FN]
1 To determine those beneficiaries entitled to vote at the annual meeting, the Trustees may "fix a record date, which ... shall not be more than sixty days preceding the date of the meeting of the
     Beneficiaries...."   Decl.  ss.  7.4.  On  February  18,  First  Union
     disclosed in its preliminary proxy materials filed with the Securities and Exchange Commission that pursuant to this section it had set the record date as February 13, 1998. The Declaration makes no provision for altering the record date once set.

     In addition, Gotham seeks preliminary relief to prevent First Union and those acting in concert with it, including its Trustees and officers, from taking any action outside the ordinary course of business pending the conclusion of the annual meeting and the seating of Trustees following that meeting. As the Court is aware, over at least the last two weeks management and the Trustees have, without notice to or the approval of First Union's shareholders, repeatedly acted in an attempt to confer millions of dollars of benefits upon First Union management and employees with the Trust receiving no benefit in return. On or about March 19, the Trustees purported to amend Mastandrea's employment agreement such that, instead of his compensation being reduced to comply with Internal Revenue Code limitations on excessive executive compensation, his compensation is increased to pay him for taxes that he may owe for receipt of excessive compensation, which could cost the Trust millions of dollars without any corresponding benefit. These actions have been undertaken not to benefit First Union or its shareholders, but to bestow undeserved economic windfalls upon management and to "scorch the earth," in a reckless effort to inflict economic damage to the value of First Union and thereby to dissuade Gotham and other First Union shareholders from voting to change the size and composition of the Board of Trustees.

     To prevent further damage to the Trust and the electoral process, the Court should issue an order preliminarily enjoining First Union and those acting in concert with it, including its Trustees and officers, from taking or authorizing further action outside the ordinary course of business pending the completion of the annual meeting and the seating of new Trustees following that meeting. See Joseph E. Seagram & Sons, Inc. v. Abrams, 510 F. Supp. 860, 861 (S.D.N.Y. 1981) ("It is inconceivable that an alleged flourishing enterprise has authorized its board to subject the assets and charter of the company to a scorched earth policy to be accomplished in the name of the exercise of business judgment but in fact .
 . . merely to thwart a change . . . which may end the tenure of the present
directors  and  key  officers  of  the   company.")   (entering   temporary
restraining order against, inter alia, actions outside the ordinary course of business) (opinion and order attached as Exhibit B). In addition, the Court should enjoin First Union and those acting in concert with it, including its Trustees and officers, from taking any action to effectuate any decisions made by the Board or any committee of the Board since January 8, 1998 that have the purpose or effect of bestowing any benefits upon any First Union Trustee or any officer or employee, including (without limitation) the First Amendment to Employment Agreement Between First Union Real Estate Equity and Mortgage Investments and James C. Mastandrea, dated on or about March 19, 1998, and any policies, practices or procedures acted on by the Trustees on or about March 23, 1998 concerning employee severance and accelerated vesting of options and restricted shares.

     Finally, the Court should appoint as a receiver a representative of an independent investment bank or accounting firm to observe and monitor First Union's activities pending the outcome of the annual meeting and the seating of Trustees following that meeting. See Granada Investments, Inc.
v. DWG Corp., 823 F. Supp. 448, 459-60 (N.D. Ohio 1993) (under Ohio law, courts have broad equitable powers to appoint receivers to remedy mismanagement and preserve assets) (citing Phoenix Portland Cement Co. v. Shadrach, 18 Ohio App. 264, 267-69 (Franklin County 1924)).


OF COUNSEL:                     /s/ David C. Weiner
                                -----------------------------------
                                   David C. Weiner (0013351)
HAHN LOESER & PARKS LLP            Michael J. Garvin (0025394)
                                   3300 BP America Building
                                   200 Public Square
                                   Cleveland, Ohio 44114-2301
                                   (216) 621-0150

                                   - and -

OF COUNSEL
FRIED, FRANK, HARRIS, SHRIVER   /s/ John Sullivan
& JACOBSON                      -----------------------------------
                                    John Sullivan
                                    24th Floor
                                    One New York Plaza
                                    New York, New York 10004-1980
                                    (212) 859-8000

                                    Attorneys for Defendants and
                                      Counterclaim Plaintiffs

Dated   March 30, 1998
        Cleveland, Ohio


                           CERTIFICATE OF SERVICE
                           ----------------------

     A copy of the foregoing Motion for Preliminary Injunction was sent by messenger to Frances Floriano Goins, Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, attorneys for Plaintiff and Counterclaim Defendant, this 30th day of March, 1998.


                                /s/ David C. Weiner
                                -----------------------------------
                                One of the attorneys for Defendants
                                and Counterclaim Plaintiffs